Exhibit 4.5

[FORM OF FIXED RATE SENIOR EXCHANGE NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

CUSIP 12513GAC3

ISIN US12513GAC33

GLOBAL NOTE

SENIOR EXCHANGE NOTE DUE 2015, SERIES B

No. [ ]	$[ ]

CDW LLC

AND

CDW FINANCE CORPORATION

promise to pay to Cede & Co. or registered assigns, the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto on October 12, 2015.

Interest Payment Dates: April 15 and October 15, commencing April 15, 2011.

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:                     , 20

CDW LLC

By:
Name:
Title:

CDW FINANCE CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Senior Exchange Note due 2015, Series B

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. CDW LLC, an Illinois limited liability company (“CDW”), and CDW Finance Corporation, a Delaware corporation (together with CDW and their successors and assigns under the Indenture hereinafter referred to, the “Issuers”), promise to pay interest on the Senior Exchange Notes entirely in cash (“Cash Interest”). Interest on this Note will accrue at 11.00% per annum. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuers will pay interest on each Note semi-annually on April 15 and October 15 of each year and on the Maturity Date. Interest on each Note will accrue from the most recent date to which interest has been paid thereon or, if no interest has been paid, from the most recent date to which interest has been paid with respect to the underlying Initial Note prior to the date this Note was received in exchange for such Initial Note.

2. METHOD OF PAYMENT. The Issuers will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.16 of the Indenture with respect to defaulted interest. Payment of cash interest will be made at the office or agency of the Issuers maintained for such purpose within the Borough of Manhattan, the City and State of New York or, at the option of the Issuers, payment of cash interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that all payments of principal, premium, if any, and cash interest on, this Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent, Registrar or co-registrar without notice to the Holders. The Issuers or any of their Restricted Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. INDENTURE. The Issuers issued the Notes under a Senior Exchange Note Indenture dated as of October 10, 2008, as supplemented by a Senior Exchange Note Supplemental Indenture dated as of May 10, 2010, and as further supplemented by a Second Senior Exchange Note Supplemental Indenture dated as of August 23, 2010 (the “Indenture”), among the Issuers, the Guarantors party thereto and the Trustee. This Note is one of a duly authorized issue of notes of the Issuers designated as their Senior Exchange Notes due 2015, Series B. Except as otherwise provided in Section 9.02, all Notes shall vote and consent together on all matters as one class, and, except as otherwise provided in Section 9.02, none of the Notes will have the right to vote or consent as a class separate from one another on any matter.

The terms of the Notes include those stated in Sections 1.03, 1.05, 2.09, 7.06, 7.07, 7.08, 7.10, 7.11, 12.01, 12.02 and 12.03 of the Indenture, which are made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuers limited at any one time outstanding to (i) $890,000,000 of Senior Exchange Notes and (ii) $300,000,000 of Senior PIK Election Exchange Notes, plus the amount of any increase in principal amount resulting from the payment of PIK Interest on the Loans or the Senior PIK Election Exchange Notes. This Note is one of the Notes referred to in the Indenture. The Indenture imposes certain limitations on the ability of CDW and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, consolidate, enter into or permit certain transactions with Affiliates, create or incur Liens and make asset sales. The Indenture also imposes limits on the ability of CDW and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property. These covenants are subject to important exceptions and qualifications.

5. OPTIONAL REDEMPTION. Each Note shall, subject to the following paragraphs, be non-callable for four years from the Closing Date and shall be callable thereafter, at any time upon not less than 30 nor more than 60 days’ notice, at a price equal to 100% of its principal amount plus accrued and unpaid interest (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) plus a premium equal to one half of the coupon then in effect on such Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the Maturity Date.

Prior to October 15, 2011, the Issuers may redeem all or a part of the Notes, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date).

6. MANDATORY REDEMPTION. The Issuers shall not be required to make mandatory redemption payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with Applicable Procedures. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, each Holder of a Note will have the right to cause CDW to repurchase all or any part of such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase. CDW must offer to repurchase the Notes at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest to the Redemption Date, with the Net Proceeds from certain nonordinary course Asset Sales pursuant to the terms of Section 4.10 of the Indenture.

9. GUARANTY. The payment by the Issuers of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior basis by each of the Guarantors to the extent set forth in the Indenture.

10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 thereafter. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11. PERSONS DEEMED OWNERS. The registered Holder of this Note may be treated as its owner for all purposes.

12. DISCHARGE AND DEFEASANCE. Subject to certain conditions as set forth in the Indenture, the Issuers at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or certain U.S. Government Securities for the payment of principal of, and interest on, the Notes to redemption or maturity, as the case may be.

13. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

14. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Required Holders and Lenders by notice to the Trustee may on behalf of the Lenders and the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes. CDW is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

15. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

16. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE EXCHANGE NOTES AND THE GUARANTEES.

17. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

CDW LLC

CDW Finance Corporation

200 N. Milwaukee Avenue

Vernon Hills, IL 60061

Facsimile: (847) 465-6000

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s address and zip code)

and irrevocably appoint                                                                                   agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by CDW pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10            [    ] Section 4.14

If you want to elect to have only part of this Note purchased by CDW pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $[            ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note or exchanges of a part of another Global or Definitive Note for an interest in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian